Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Viant Technology Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid (Primary)	Equity	Class A Common Stock, $0.001 par value per share
	Equity	Preferred Stock, $0.001 par value per share
	Debt	Debt Securities
	Other	Warrants
	Other	Purchase Contracts
	Other	Units
	Unallocated (Universal) Shelf		457(o)	(1)(2)	(3)	$100,000,000	$147.60 per $1,000,000	$14,760.00 (4)
Fees to Be Paid (Secondary)	Equity	Class A Common Stock, $0.001 par value per share	457(c)	10,000,000 (5)	$9.73 (6)	$97,300,000	$147.60 per $1,000,000	$14,361.48 (6)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$197,300,000		$29,121.48
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$29,121.48

(1)An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Class A common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into Class A common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.
(2)Includes rights to acquire Class A common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Class A common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of Class A common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $100,000,000.
(4)With respect to the primary offering, the registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(5)Includes shares of Class A common stock issuable upon the exchange of Class B units of Viant Technology LLC for an equivalent number of shares of Class A common stock (and the automatic retirement of shares of Class B common stock on a one-for-one basis with the number of Class B units so exchanged). Pursuant to Rule 416 under the Securities Act, the shares of Class A common stock offered hereby also include an indeterminate number of additional shares of Class A common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(6)With respect to the secondary offering, the registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices reported for the registrant’s Class A common stock on March 19, 2024.